EXHIBIT 5.1
FOX LAW OFFICES, P.A.
131 Court Street
#11
Exeter, NH 03833
Telephone (603) 778-9910
Facsimile (603) 778-9911

December 16, 2009

Kraig Biocraft Laboratories, Inc.
120 North Washington Square, Suite 805
Lansing, MI 48933

Re:  Registration on Form S-1

Ladies and Gentlemen:

We have acted as special securities counsel to Kraig Biocraft Laboratories, Inc., a Wyoming corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission on Form S-1 (the “registration statement”) of 63,600,000 shares of the Company’s Class A common stock, no par value (the “Shares”) that are issuable to Calm Seas Capital, LLC, the selling shareholder under the registration statement (“Calm Seas Capital”).  The Shares are issuable to Calm Seas Capital pursuant to the Amended Letter Agreement, dated September 14, 2009, by and between the Company and Calm Seas Capital (the “Amended Letter Agreement”).

In connection with rendering the opinion set forth below, we have reviewed (a) the registration statement and the exhibits thereto; (b) the Company’s Articles of Incorporation, as amended, (c) the Company’s Bylaws; (d) the Amended Letter Agreement: (e) certain records of the Company’s corporate proceedings; and (f) such statutes, records and other documents as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.  In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied upon certifications of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certifications.

Based upon that review, it is our opinion that the Shares to be sold by Calm Seas Capital, when issued and sold in accordance with and in the manner described in the Amended Letter Agreement, will be duly authorized, legally issued, fully paid and non-assessable.

Kraig Biocraft Laboratories, Inc.
December 16, 2009

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Experts” in the registration statement.

Very truly yours,

Fox Law Offices, P.A.

By: /s/ Fox Law Offices, P.A.